UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 17, 2011

Apollo Group, Inc.

(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4025 S. Riverpoint Parkway, Phoenix, Arizona	85040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 966-5394

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

On Thursday, November 17, Universidad de Artes, Ciencias y Comunicación (“UNIACC”), an arts and communications university based in Santiago, Chile owned and operated by an indirect majority-owned subsidiary of Apollo Group, Inc., was advised by the National Accreditation Commission of Chile that its institutional accreditation would not be renewed. UNIACC is seeking clarification and evaluating the circumstances pending receipt of the formal notice and detailed description of the basis for the action. UNIACC expects to appeal the decision. The loss of accreditation from the National Accreditation Commission would not impact UNIACC’s ability to operate or confer degrees and would not directly affect UNIACC’s programmatic accreditations. However, without this institutional accreditation, government scholarship and student loan programs would not be available to new students enrolled after a final adverse determination in the appeals process.

For Apollo Group’s fiscal year ended August 31, 2011, UNIACC generated $27 million of revenue and experienced an operating loss of $13 million. Approximately 30% of UNIACC’s revenue in fiscal 2011 was derived from some form of governmental assistance that would no longer be available to new students without the accreditation by the National Accreditation Commission.

Additionally, as of August 31, 2011, Apollo Group had recorded approximately $21 million of goodwill and intangible assets on its balance sheet related to UNIAAC. Apollo Group is assessing whether an impairment of UNIACC’s assets has occurred, which impairment, if any, would be reflected in Apollo Group’s fiscal 2012 first quarter financial results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.

November 21, 2011	By:	/s/ Brian L. Swartz
Name: Brian L. Swartz Title: Senior Vice President and Chief Financial Officer